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                                                                     EXHIBIT 2.2

                         AGREEMENT FOR THE PURCHASE/SALE
                          OF RESTRICTED CORPORATE STOCK

                                       OF

                        SILVER STATE VENDING CORPORATION

         THIS AGREEMENT is made this 17th day of October, 2001, by and between Sellers Arvon Burton, Max Tanner and Raul Ramirez (collectively the Sellers") and Link Worldwide Logistics, Inc. (the "Purchaser").

         WHEREAS, Link Worldwide Logistics, Inc. ("Link") has entered into a letter of intent with Silver State Vending Corporation ("SVEA"or the "Corporation"), to sell all of its assets to SVEA in return for the issuance of Thirteen Million (13,000,000) shares of stock of SVEA to Link, and

         WHEREAS, both the Purchaser and Seller hereunder hereby approve of the consummation of the transactions pursuant to such letter of intent; and

         WHEREAS, Sellers are the owners of certain outstanding shares of stock of Silver State Vending Corporation, a Nevada corporation ("SVEA") totaling 9,000,000 shares as set forth on SCHEDULE A (the "Shares") and are desirous of selling ninety-five (95%) percent of its Shares totaling 8,550,000 to Purchaser; and

         WHEREAS, Purchaser is desirous of purchasing ninety-five (95%) percent of the Sellers' Shares totaling 8,550,000; and

         WHEREAS, Seller's desire to retain five (5%) percent of the shares of the Corporation, totaling 450,000 shares (the "Retained Shares") and desires to enter into a lock-up and lock-out agreement with respect to the Retained Shares on the terms set forth herein;

         NOW THEREFORE, In consideration of the mutual terms, conditions and covenants hereinafter set forth, Sellers and Purchaser agree as follows:

         1. PURCHASE AND SALE. Sellers hereby sell to the Purchaser, and the Purchaser hereby purchases from the Sellers ninety-five (95%) percent of the Seller's Shares of stock of the Corporation as listed on SCHEDULE A represented by the respective Certificates, totaling eight million five hundred and fifty thousand (8,550,000) shares of the Common Stock of the Corporation on the terms and conditions set forth herein.

         2 SELLERS' REPRESENTATIONS. Sellers each warrant and represent that:
(i) they are the owners of the Shares of stock in the amounts referred to in SCHEDULE A; (ii) that such Shares constitute all of the outstanding shares of stock of the Corporation owned by each of the Sellers (except that Arvon Burton also owns an additional 500,000 shares); (iii) that they own all of the Shares free and clear of all mortgages, pledges, liens, encumbrances, charges and claims; (iv) that they have the right, power and authority to enter into this Agreement, and to transfer and deliver the Shares heretofore owned by them to the Purchaser; and (v) that there are no actions, suits, claims or litigation pending or threatened against or affecting the ownership by them of the Shares to be transferred or delivered to the Purchaser hereunder. Sellers each also represent and warrant that to the best of their knowledge the Shares being sold by them hereunder are fully registered securities and are freely tradeable under all applicable securities laws without restriction of any kind EXCEPT with regard to the fact that Sellers are insiders or affiliates of the Corporation and thus the Shares are subject to the applicable restrictions under Rule 144. Sellers further warrant and covenant that to the best



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of their knowledge the delivery by each of them of the Certificates for such
Shares accompanied by a Stock Power, as hereinafter provided for, is sufficient to and does transfer and convey full and lien free marketable title to all of the shares reflected by the Certificates to the Purchaser and that each of the Sellers will make, execute and deliver such further instruments as may be reasonably required to confirm said transfer.

         3 PURCHASE PRICE.

                  a. The purchase price for the Shares shall be a total of Eighty-Five Thousand Five Hundred Dollars ($85,500.00) and shall be allocated among the Seller's as set forth on Schedule A. Payment shall be made by cash or cashier's check or wired federal funds simultaneous with the execution hereof and delivered to the law firm of Mark O. Van Wagoner as agent of Sellers, to be disbursed by it to each of the Sellers as set forth on Schedule A. Payment shall be made simultaneous with the execution hereof and upon delivery of the Shares. The Shares along with the Stock Powers shall be delivered to Fieldstone Lester Shear & Denberg for delivery to the transfer agent for transfer to Purchasers.

         4 EFFECT OF FAILURE TO CLOSE UNDER THE ASSET SALE AGREEMENT. This Agreement and the transactions hereunder, shall be contingent upon a closing under the Share Sale and Asset Purchase Agreement by and between SVEA and Link (the "Asset Agreement"). The Seller hereunder acknowledges that they have been advised of the above-referenced transactions, including the parties and terms thereof, and hereby give their consent to the terms and consummation of the transactions thereunder. However, in the event of the failure of the parties to the Asset Agreement to close the transactions under the Asset Agreement for any reason or cause, this Agreement shall be null and void and there shall be no liability under this Agreement on the part of any party hereto provided that nothing in this Section shall relieve any party of liability for any willful breach of this Agreement, nor invalidate the obligations, rights and remedies of the parties set forth herein. Sellers shall immediately notify Purchaser if the transactions under the Asset Agreement do not close.

         5 TRANSFERS AND DELIVERY OF SHARES. Simultaneous with the execution hereof, Sellers shall deliver to the transfer agent for transfer to Purchaser, all of the Shares as listed on SCHEDULE A, endorsed in blank by the registered owner and along with a properly executed and medallion-guaranteed stock powers for each certificate along with an opinion letter of counsel allowing the transfer of Shares and a directive to the transfer agent to transfer and reissue the Shares to the name of the Purchaser as well as in the name of Seller for the Retained Shares.

         6 REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; OFFSET. Sellers represent and warrant that upon the Closing hereunder and pursuant to the Asset Sale Agreement, the Corporation will have existing contracts, no liabilities, and no debts, or obligations of any kind. Sellers hereby hold harmless and indemnify the Purchaser for against and on account of any loss, cost, damage and expense including reasonable attorneys fees and all related expenses, incurred by the Corporation or the Purchaser hereunder and pursuant to the Asset Sale Agreement by reason of the assertion of any claim of any kind or any breach of any of the foregoing warranties or any misrepresentations of the foregoing, or any representations or warranties as set forth in the Asset Sale Agreement and the Purchaser shall have a full and complete right of offset for any such claims including reasonable attorneys fees and all related expenses, against amounts due and payable to any of the Sellers (jointly and severally) of any kind or nature, including but not limited to payments due under any employment or consulting agreement (collectively "Indemnifiable Claims").

         7 LOCK-UP AND LEAK OUT PROVISIONS REGARDING RETAINED SHARES. In further consideration of the transactions contemplated hereunder and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Sellers hereby agree that, without the prior written consent




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of the Board of Directors of the Corporation, none of the Sellers may shall, sell, transfer, offer or agree for sale or transfer, sell short, or otherwise dispose of any of the Retained Shares as follows:

                  Each shareholder shall be restricted to the sale or transfer of sale of no more than five (5%) percent of each of the Retained Shares per month (non-cumulative) commencing thirty
                  (30) days after the date hereof and continuing for a twenty-four (24) month period thereafter.

Notwithstanding the foregoing, any party shall be permitted to transfer any or all of the shares by gift, will or intestacy. However, it shall be a condition to any such permitted transfer by gift, will, or intestacy that the transferee execute an agreement stating that the transferee is receiving and holding the shares subject to the lock-up and leak out provisions contained in this section, and there shall be no further transfer of such shares except in accordance with the terms hereof.

                  In addition, purchaser's are hereby authorized to provide a copy of this Agreement, including specifically, this Section 7, to the transfer agent who shall be deemed and permitted to enforce the provisions hereof.

         8 ARBITRATION.

                  a. NATURE OF THE DISPUTE. Any dispute arising out of or relating to this Agreement, including without limitation, the interpretation of any provision of this Agreement or the breach, termination or invalidity of this Agreement (a "Dispute") shall be settled exclusively and finally by arbitration. Any Dispute may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court.

                  b. RULES OF ARBITRATION. The arbitration shall be conducted in Fort Lauderdale, Florida, or such other place in the United States of America as mutually agreed by the parties to the arbitration proceeding and shall be conducted in accordance with the Rules of Arbitration of the American Arbitration Association ("AAA") as in effect on the date of this Agreement (the "AAA Rules"), except to the extent that the AAA Rules conflict with the provisions of this Section, in which event the provisions of this Section shall control.

                  c. ARBITRATION PROCEDURE. The arbitration tribunal shall consist of three (3) arbitrators. The parties agree that the choice of arbitrators shall be as follows: (i) if there are only two sides to a Dispute, one arbitrator shall be appointed by each side and the third shall be selected by the two party-appointed arbitrators or, failing agreement, by the AAA, in accordance with the AAA Rules, or (ii) if there are more than two sides to a Dispute, then the three arbitrators shall be appointed by the parties to the Dispute in accordance with the AAA Rules established for the appointment of a sole arbitrator. If the parties are not able to agree on all three arbitrators then the AAA shall appoint the remaining one, two or three arbitrators. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral, and that the arbitrator(s) may award attorneys' fees and costs to the prevailing party.


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         9 MISCELLANEOUS.

                  a. EXPENSES. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

                  b. GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Florida applicable to agreements executed and to be performed solely within such State.

                  c. SURVIVAL. The representation and the warranties of the Sellers contained herein shall survive the closing hereunder.

                  d. PUBLICITY. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein.

                  e. NOTICES. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as set forth below. Notice is deemed given when received or refused by the recipient.

         If to the Sellers, to the following person who shall be appointed by the Sellers as "Sellers' Agent":

                                    Arvon Burton
                                    720 N. 23 Street
                                    Las Vegas, Nevada 89121
                                    Telephone No.:702-396-9614
                                    Telecopier No.: 702-369-5731

         with a copy to:            Mark Van Wagner, Esq.
                                    175 East 400 South, Suite 900
                                    Salt Lake City, Utah 84110
                                    Telephone No.: 801-524-1000
                                    Telecopier No.: 801-355-3351

         If to Purchaser, to the following person who shall be appointed by the Purchaser as "Purchaser's Agent":

                                    Paul Johnson
                                    Link Worldwide Logistics, Inc.
                                    d/b/a Pony Express
                                    c/o Shull Tickton & Associates
                                    5295 Town Center Road
                                    Boca Raton, FL 33486-1080
                                    Telephone No.: 954-914-0416
                                    Telecopier No.: 407-293-8243

         with a copy to:   Ronald Fieldstone, Esq.

                                    Fieldstone Lester Shear & Denberg
                                    201 Alhambra Circle, Suite 601
                                    Coral Gables, Florida  33134
                                    Telephone No.  (305) 357-1001
                                    Telecopier No.  (305) 357-1002





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                  e. PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

                  f. COUNTERPARTS; FACSIMILE SIGNATURE AND AUTHORIZED SIGNATORY. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument, and may be signed by the Sellers' Agent on behalf of all Sellers and by Purchaser's Agent on behalf of Purchaser, which shall be binding on all of the parties as if duly executed by each and all of the Purchasers and Sellers individually. Facsimile signatures shall be deemed valid as if original.

                  g. ENTIRE AGREEMENT. This Agreement, including: (1) the preamble hereto, which is true in all respects and incorporated into and made a part of the text hereof by this reference; and (2) all of the Schedules and the other documents referred to herein which are incorporated into and made a part of this Agreement by this reference contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  h. AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the Agents named herein for both of the parties hereto. Accordingly, the Sellers and Purchaser each appoint the Sellers Agent and Purchaser's Agent as their respective agents for the purposes of entering into any agreement for modification or wavier of the terms hereof.

                  i SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                  j. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

                  k. FACSIMILE SIGNATURES. This Agreement may be executed by facsimile signatures which shall have the same force and effect as if an original signature.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       SELLERS

                                       By: /s/ Arvon Burton
                                           -------------------------------------
                                               Arvon Burton



                                       By: /s/ Max Tanner
                                           -------------------------------------
                                               Max Tanner



                                       By: /s/ Raul Ramirez
                                          --------------------------------------
                                                Raul Ramirez



                                       PURCHASER


                                       LINK WORLDWIDE LOGISTICS, INC.



                                       By: /s/ Paul Johnson
                                           -------------------------------------
                                                Name:
                                                Title:




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